Exhibit 99.2

DESCRIPTION OF COMMON STOCK

The following description is a general summary of the terms of the common stock of Moscow CableCom Corp., a Delaware corporation (the "Company").  The description below does not purport to be complete and is subject to and qualified in its entirety by reference to our certificate of incorporation and bylaws, as amended, each of which we will make available upon request.  The description herein does not contain all of the information that may be useful or important to a stockholder. Reference should be made to the provisions of our certificate of incorporation and bylaws because they, and not this summary, define the rights of holders of shares of our common stock.

General

Our certificate of incorporation provides the authority to issue 15,000,000 shares of common stock, par value $.01 per share.  At May 28, 2004, there were 8,538,970 shares of common stock outstanding.

Each share of our common stock has the same relative rights and is identical in all respects to each other share of our common stock.

Voting Rights

Holders of our common stock are entitled to one vote per share on each matter properly submitted to stockholders for their vote, including the election of directors.  Our certificate of incorporation provides that the holders of our common stock have the right to cumulate their votes for the election of directors, which means that the number of votes possessed by each stockholder in the election of directors is equal to the number of shares held by each stockholder multiplied by the number of directors that are being elected.  The stockholders may allocate or pool these votes to vote for one, more than one, or any number of the directors as each stockholder elects.  Our certificate of incorporation also provides that the cumulative voting provision may be amended only by a vote of the holders of two-thirds of our outstanding common stock.

Liquidation Rights

The holders of our common stock and the holders of any class or series of stock entitled to participate with the holders of our common stock as to the distribution of assets in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, will become entitled to participate pro rata in the distribution of any of our assets remaining after we have paid, or provided for the payment of, all of our debts and liabilities and after we have paid, or set aside for payment, to the holders of any class of stock having preference over the common stock in the event of liquidation, dissolution or winding up, the full preferential amounts, if any, to which they are entitled.

Dividends

The holders of our common stock and any class or series of stock entitled to participate with the holders of our common stock are entitled to receive dividends declared by our board of directors out of any funds legally available for distribution.  The board may not declare, and we may not pay, dividends or other distributions, unless we have paid or the board has declared or set aside for payment all accumulated dividends and any sinking fund, retirement fund or other retirement payments on any class of stock having preference as to payments of dividends over our common stock.

Board of Directors

Our certificate of incorporation does not provide for the division of our board of directors into classes of directors, which means that all directors are elected annually.  Our bylaws provide that number of directors shall be determined by resolution of the Board of Directors.  Our bylaws also provide that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors; provided, however, that if less than the entire Board is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire board.  Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class or from any other cause may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director.

Miscellaneous

The holders of our common stock have no preemptive or conversion rights for any shares that may be issued. Our common stock is not subject to additional calls or assessments, and all shares of our common stock currently outstanding are fully paid and non-assessable.  All shares of common stock offered pursuant to a registration statement, or issuable upon conversion, exchange or exercise of securities offered pursuant to a registration statement, will, when issued, be fully paid and non-assessable, which means that the full purchase price of the shares will have been paid and the holders of the shares will not be assessed any additional monies for the shares.

Our certificate of incorporation provides that we shall, to the fullest extent permitted by Delaware law, indemnify all persons who may be indemnified under Delaware law.  It also provides that, except as specifically required by Delaware law, no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of his or her fiduciary duty as a director and that no amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Since the terms of our articles of incorporation and bylaws may differ from the general information we are providing, reliance should be only on the actual provisions of our articles of incorporation and bylaws.  Copies of our articles of incorporation and bylaws may be requested from us.